INTEGRATED CARBONICS CORP.

                       (the "Corporation")
1998 STOCK OPTION PLAN
Purpose of the Plan

The purpose of the plan is to provide certain directors, officers and key employees of, and certain other persons who provide services to, the Corporation and its Subsidiaries with an opportunity to purchase Common Shares and to benefit from any appreciation in the value thereof. This will provide an increased incentive for these individuals to contribute to the future success and prosperity of the Corporation, thus enhancing the value of the Common Shares for the benefit of all the shareholders and increasing the ability of the Corporation and its Subsidiaries to attract and retain skilled and motivated individuals in the service of the Corporation.
Defined Terms

     Where used herein, the following terms shall have the following meanings, respectively:

       Part 1:   "Board"  means  the  board of directors  of  the
                    Corporation;
Part 2: "Common Shares" means the common shares of the Corporation or, in the event of an adjustment contemplated by
Article 6 hereof, such other Common Shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;
Part 3: "Corporation" means Integrated Carbonics Corp. and includes any successor corporation thereof;
Part 4:   "Exchange" means OTC Bulletin Board or, if the Common
Shares are not then listed and posted for trading on the OTC
Bulletin Board, on such stock exchange on which such shares are listed and posted for trading as may be selected for such purpose by the Board;
       Part 5:   "Market Price" per Common Share at any date shall be
                    $2.00 per share;
       Part 6:   "Option" means an option to purchase Common Shares
                    granted by the Board of Participants, subject to the provisions contained herein;
Part 7: "Option Price" means the price per share at which Common Shares may be purchased under the Option, as the same may be adjusted in accordance with Articles 4 and 6 hereof;
Part 8: "Participants" means certain directors, officers and key employees of, and certain other persons who provide services to, the Corporation to whom Options are granted and which Options or a portion thereof remain unexercised;
Part 9:   "Plan" means the 1998 Stock Option Plan of the
Corporation, as the same may be amended or varied from time to time; and
Part 10: "Subsidiary" means any corporation which is controlled by the Corporation.
3.   Administration of the Plan

3.1 The Plan shall be administered by the Board. The Corporation shall effect the grant of Options under the Plan, in accordance with determinations made by the Board, pursuant to the provisions of the Plan, as to those individuals eligible to be Participants and the number of Common Shares which shall be the subject of each Option, by the execution and delivery of a stock option agreement in such form which is consistent with the provisions of the Plan as may be approved by the Board.

3.2 The Board may, from time to time, adopt such rules and regulations for administering the Plan as it may deep proper and in the best interest of the Corporation any may, subject to the applicable law, delegate its powers hereunder to administer the Plan to a committee of the Board.

Granting of Options

4.1 The Board from time to time may grant Options to certain individuals eligible to be Participants. The grant of Options will be subject to the conditions contained herein and my be subject to additional conditions determined by the Board from time to time.

4.2 The aggregate number of Common Shares reserved for issuance under the Plan must not exceed 20% of the issued and outstanding Common Shares of the Company (on a non-diluted basis). The aggregate number of Common Shares reserved for issuance to any one person under the Plan must not exceed 5% of the issued and outstanding Common Shares of the Company (on a non-diluted basis). The Common Shares in respect of which Options are not exercised shall be available for subsequent options. No fractional shares may be purchased or issued hereunder.
4.3 The Option Price shall be calculated by the Board and shall be minimum of the Market Price less a discount as deemed appropriate by the Board of Directors subject always to regulatory requirements.
4.4 An Option must be exercised within a period of five years from the date of the granting of the Option. The limitation period or periods within this five year period during which an Option or a portion thereof may be exercised by a Participant shall be determined by the Board.
Exercise of Option

     Subject to the provisions of the Plan and the terms of the granting of the Option, an Option or a portion thereof may be exercised from time to time by delivery to the Corporation at its head office of a notice in writing signed by the Participant or the Participant's legal personal representative and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant's legal personal representative to exercise the said Option or a portion thereof, the number of Common Shares in respect of which the Option is then being exercised, and must be accompanied by payment in full of the Option Price for the Common Shares which are the subject of the exercise.

Adjustment in Shares

6.1 Appropriate adjustments in the number of Common Shares subject to the Plan and, as regards Options granted or to be granted, in the number of Common Shares optioned and in the Option Price, shall be made by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations or reclassification of the Common Shares or other relevant changes in the authorized or issued capital of the Corporation.

6.2 Options granted to Participants hereunder are non-assignable and, except in the case of the death of a Participant (which is provided for in Section 8), are exercisable only by the Participant to whom the Options have been granted; provided that subject to the prior approval of the Board and the Exchange an Option may be assigned to a corporation controlled by the
Participant and 100% beneficially owned by the Participant and his spouse or children, which control and ownership shall
continue  for  as  long  as  any  part  of  the  Option   remains
unexercised.

Decisions of the Board

7.1 All decisions and interpretations of the Board respecting the Plan or Options granted thereunder shall be conclusive and binding on the Corporation and the Participants and their respective legal personal representative and on all the directors, officers, employees and other persons eligible under the provisions of the Plan to participate therein.

Termination of Employment/Death

8.1 If a participant ceases to be a director, officer, employee or person providing services to the Corporation (other than death), he may within 30 days following his ceasing to be a director, officer, employee or person providing services to the Corporation, exercise his Option to the extent that he was entitled to exercise it at the date of such cessation.4

8.2 In the event of the death of a Participant, the Option previously granted to him shall be exercisable only within twelve months following such death and then only:
       Part 11:  by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or the laws of descent and distribution; and
Part 12: if and to the extent that he was entitled to exercise the Option at the date of this death.
8.3 The Plan does not confer upon a Participant any right with respect to continuation of employment by the Corporation or any Subsidiary, nor does it interfere in any way with the right of the Participant or the Corporation to terminate the Participant's employment at any time.
8.4 Options shall not be affected by any change of employment of the Participant where the Participant continues to be employed by the Corporation or any of its subsidiaries.
Effect of Takeover Bid

9.1 If a bona fide offer (the "Offer") for Common Shares is made to the Participant or to shareholders generally or to a class of shareholders which includes the Participant or shareholders generally or to a class of shareholders which includes the Participant, which Offer, if accepted in whole or part, would result in the offeror exercising control over the Corporation, then the Corporation shall, immediately upon receipt of notice of the Offer, notify each Participant currently holding an Option of the Offer, with full particulars thereof; whereupon, such Option may be exercised in whole or in part by the Participant so as to permit the Participant to tender the Common Shares received upon such exercise (the "Optional Shares") pursuant to the Offer. If:

       Part 13:  the Offer is not completed within the time specified therein; or
Part 14: the Participant does not tender the Optional Shares pursuant to the Offer; or
Part 15: all of the Optioned Shares tendered by the Participant pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;
then the Optioned Shares or, in the case of clause (c) above, the Optioned Shares that are not taken up and paid for shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the terms of the Option as set forth in the Plan shall again apply to the Option. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the exercise price to the
Optionee  for  such  Optioned Shares.   In  no  event  shall  the
Participant be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.
Effect of Amalgamation, Consolidation or Merger

10.1 If the Corporation amalgamates, consolidates with or merges with or into another corporation any Common Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

Amendment or Discontinuance of Plan

11.1 The Board may amend or discontinue the Plan at any time without the consent of the Participants provided that such amendment shall not alter or impair any Option previously granted under the Plan except as permitted by the provisions of Article 6 hereof. Any amendment of the Plan will require the prior approval of the Exchange and may require the approval of the Corporation's shareholders.

Government Regulation

12.1  The  Corporation's obligation to issue and  deliver  Common
Shares under any Option is subject to:

       Part 16:  the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;
Part 17: the admission of Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and
Part 18: the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.
Participant's Rights

13.1 A Participant shall not have any rights as a shareholder of the Corporation until the issuance of a certificate for Common Shares upon the exercise of an Option or a portion thereof, and then only with respect to the Common Shares represented by such certificate or certificates.

Approvals

14.1 The Plan shall be subject to acceptance by the Exchange and compliance with all conditions imposed by the Exchange.

14.2 Any Options granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such Options may be exercised unless such acceptance is given and such conditions are complied with.
No Representation or Warranty

15.1 The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

Effective Date

16.1 The Plan shall become effective upon being adopted by the Board, provided that no payments or distributions of Common Shares may be made to any Participant under the Plan until such time as shareholders and Exchange approval of the Plan is obtained.

     The Plan approved by Consent Resolutions of the Board of Directors of the Corporation dated as of March 18, 1998.

                              //ss    [illegible]

                              Secretary